NEWS RELEASE
CONTACT:  Mac McConnell
Senior Vice Prresident, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC.

ANNOUNCES DEFINTIVE AGREEMENT TO PURCHASE B27, LLC

Houston, Texas, December 9, 2013 – DXP Enterprises, Inc. (NASDAQ: DXPE) and B27, LLC, principally controlled by Champlain Capital Partners, L.P., announced today that they entered into a definitive agreement pursuant to which DXP will acquire all of the equity securities and interests of B27, LLC at a purchase price of approximately $285 million.  Closing is anticipated during the first quarter of 2014, subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.  Signing of the definitive agreement occurred on December 9, 2013.

B27, LLC (“B27”) was founded in 1978 and is headquartered in Houston, Texas.  B27 is a global supplier of sophisticated pump and integrated flow control solutions serving the oil & gas, power generation, air quality and other industrial markets.  B27 has approximately 342 employees with projected sales and adjusted EBITDA of $198 million and $35 million, respectively for fiscal year 2013.  Adjusted EBITDA was calculated as income before tax, plus interest, plus depreciation and amortization, plus non-recurring items that will not continue after the completion of the acquisition.  Additional B27 information can be found on B27’s websites at www.BestPumpworks.com and www.IFSolutions.com.

“We believe DXP is ideally suited to realize the full potential of B27’s portfolio of products and services for the benefit of the customers of both companies,” said David Little, Chairman, President and CEO of DXP.  “B27 is a great company with high caliber people and a culture that is very similar to ours.  With the addition of B27, DXP will quickly become a global rotating equipment distributor with operations reaching as far as the Middle East and Africa.  We look forward to working with our suppliers to provide complete solutions for all our pump customers, whether they are looking for local expertise or multiple site integrated solutions.  The addition of B27 complements DXP’s breadth of technical products and services.  B27 is another exciting combination for DXP, especially, on the heels of the Natpro transaction we closed earlier this year.  As we continue to be customer driven, we have grown DXP’s Rotating Equipment product division to over $700 million in revenue and we look forward to the division’s continued growth.”

Kent Yee, Senior Vice President of Corporate Development, further stated, “The combination of DXP and B27 follows a thorough due diligence process and is fully consistent with our strategy of being a “one-stop” source for all our customers’ rotating equipment needs.  We expect this acquisition will accelerate our growth plans and enhance value for DXP shareholders.  We are very excited to welcome the talented and hardworking employees of B27 to the DXP team.  We are especially enthusiastic to now offer a global offering in rotating equipment within key markets.  We look forward to growing B27.  This transaction will be positive for B27 and DXP’s customers, employees and shareholders.”

Mr. Little concluded, “Our two companies share a strong culture of entrepreneurship and a focus on servicing the customer.  I look forward to bringing the talented people of B27 and DXP together as we continue to fulfill our commitment to meet all our customer needs.”

NEWS RELEASE
CONTACT: Mac McConnell
Senior Vice Prresident, Finance & CFO
713-996-4700
www.dxpe.com

Highlights of the Transaction

B27 is an excellent strategic fit.  This transaction fits within DXP’s strategy to be a “one-stop” source for all our customer’s technical product and service needs including rotating equipment; bearings and power transmission; safety products & services, metal working and industrial supplies.
•	B27 is a global provider of sophisticated pump and integrated flow control solutions serving the oil & gas, power generation, air quality and other industrial markets;
•	B27 provides a portfolio of similar products and services to DXP including distribution, manufacturing / fabrication, remanufacturing, service & repair and parts;
•	B27 deepens DXP’s management strength with a team that has an average of over 25 + years of experience; and
•	B27 provides further access to key end- markets and geography currently not served in a material way by DXP.

Combined, DXP and B27 are positioned well to address the growing rotating equipment customer needs.
•	Combined DXP will have an enhanced portfolio of complementary rotating equipment product and services;
•	Further end-market and customer expansion including such markets as power generation and air quality as well as access to key international oil & gas markets; and
•	Financial expectations to deliver meaningful growth, returns on capital and to be accretive to earnings in 2014.

Financing
DXP will finance the acquisition with borrowings under a new $600 million amended and restated credit facility and approximately $3 million of DXP common stock.  The borrowings have five year terms and carry interest charges of LIBOR plus a range of 125 – 250 basis points based upon DXP’s Total Debt / EBITDA or pro-forma leverage as defined under the credit facility.

Houlihan Lokey is acting as lead advisor to B27; and Dentons and Krage and Janvey, LLP are serving as legal counsel for B27 and the senior management team.  Norton Rose Fulbright is serving as legal counsel for DXP.

Investor Conference Call / Webcast Information
DXP will host a conference call and webcast at 10 a.m. CT (11 a.m. EST), on December 10th to provide more information on this announcement.  Please refer to the presentation on DXP’s website.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production (“MROP”) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, safety products & services and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions, and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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